U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
 Securities Exchange Act of 1934

GAMMON GOLD INC.
(Exact name of registrant as specified in its charter)

QUÉBEC, CANADA	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employment Identification No.)

1701 Hollis Street
Suite 400, PO Box 2067
 Halifax, Nova Scotia B3J 2Z1
(Address of principal executive offices)

Title of each class of securities to be so registered:	Name of each exchange on which each class is to be registered:
Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): 001-31739

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Description of Registrant’s Securities to be Registered

The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 40-F, filed with the Securities and Exchange Commission on July 17, 2003 (File No. 001-31739), is incorporated into this Item 1 by reference.

The authorized capital of the Registrant consists of an unlimited number of Common Shares without par value. As of September 15, 2008, the Registrant had 119,990,771 Common Shares issued and outstanding. Holders of Common Shares are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the Board of Directors; (ii) to share ratably in all of the Registrant’s assets available for distribution upon liquidation or winding up of the Registrant; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Registrant. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the Companies Act (Québec).

There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Companies Act (Québec) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Companies Act (Québec) relating to the sufficiency of profits from which dividends may be paid.

Pursuant to applicable provisions of the Companies Act (Québec), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of 66-2/3% of the votes cast with respect to the resolution.

Item 2.

Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized. Dated October 9, 2008

GAMMON GOLD INC.

By:	/s/ Rene Marion
Rene Marion Chief Executive Officer